               Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 10, 2001, relating to the financial statements and financial highlights which appears in the June 30, 2001 Annual Report to Shareholders of Alliance Worldwide Privatization Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Accountants" and "Report of Independent Accountants and Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
January 25, 2002

































00250202.AY9